Exhibit 99.1

Agenus Inc. Closes $230 Million Royalty Monetization with HealthCare Royalty Partners

LEXINGTON, MA, January 22, 2018 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a pipeline of immune checkpoint antibodies and cancer vaccines, today announced the closing of its $230 million non-dilutive royalty transaction with HealthCare Royalty Partners (HCR). The transaction is comprised of approximately $190 million of cash proceeds at closing plus up to approximately $40 million in milestone payments. Agenus used part of the closing proceeds to redeem its royalty bond from Oberland in full, and the remainder will be used to advance its registrational studies with anti-CTLA-4 and anti-PD-1 for planned BLA filings.

For more details please see Agenus’ press release announcing the transaction here.

Bank of America Merrill Lynch acted as sole structuring advisor to Agenus for the transaction. Goodwin Procter LLP acted as special counsel to Agenus and Cadwalader, Wickersham & Taft LLP represented HCR.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

About HealthCare Royalty Partners

HCR is a private investment firm that purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage life science assets. HCR has $3.5 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.healthcareroyalty.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding clinical trial plans and activities, and the expected use of proceeds from the HCR transaction. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com